Exhibit 99.4

Spansion Receives U.S. Bankruptcy Court Confirmation on Plan of Reorganization

SUNNYVALE, Calif., April 16, 2010 /PRNewswire via COMTEX News Network/ — Spansion Inc. announced today that it has received approval and confirmation of its plan of reorganization from the U.S. Bankruptcy Court, which clears the way for Spansion's emergence from Chapter 11.

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“The entire company has worked hard on our reorganization over the past year to maximize recovery for our creditors while maintaining a focus on customers and delivering high-quality, differentiated solutions,” said John Kispert, CEO of Spansion. “We believe the confirmed plan positions Spansion for future success and we are proud to have made it through this process with a strong balance sheet, great technology and a motivated workforce.”

Spansion submitted its first plan of reorganization on October 26, 2009 and subsequently gained approval from the U.S. Bankruptcy Court on its amended disclosure statement on December 22, 2009. Spansion received confirmation from the U.S. Bankruptcy Court for its plan of reorganization on April 16, 2010.

About Spansion

Spansion is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in automotive, consumer electronics, networking and wireless applications. Spansion is focused exclusively on designing, developing, manufacturing, marketing, selling and licensing Flash memory solutions. For more information, visit http://www.spansion.com.

Spansion(R), the Spansion logo, MirrorBit(R), MirrorBit(R) Eclipse(TM), ORNAND(TM), EcoRAM(TM) and combinations thereof, are trademarks and registered trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Cautionary Statement

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements. The risks and uncertainties include the company’s ability to emerge from the Chapter 11 proceedings, the ability to deliver on-going success, the ability to maintain a strong balance sheet and the ability to deliver high-quality, differentiated solutions. The company urges investors to review in detail the risks and uncertainties discussed in the company’s Securities and Exchange Commission filings, including but not limited to the company’s most recent Annual Report on Form 10-K. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Spansion Inc.

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